QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF CELLDEX THERAPEUTICS, INC.

Name	Jurisdiction of Organization	Ownership Percentage
Abigail Pharmaceuticals, Inc.	British Virgin Islands	100%
Bulldog Pharmaceuticals, Inc.	British Virgin Islands	100%
Celldex Australia PTY LTD	Australia	100%
Celldex Therapeutics Europe GmbH	Switzerland	100%
Eltam Pharmaceuticals, Inc.	British Virgin Islands	100%

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF CELLDEX THERAPEUTICS, INC.